UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 30, 2013 (April 24, 2013)

American Realty Capital Trust IV, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-180274	32-0372241
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On April 24, 2013, American Realty Capital Trust IV, Inc. (the “Company”) completed its due diligence review in connection with its entrance into a purchase and sale agreement to acquire the fee simple interest in a Winn-Dixie distribution facility located in Jacksonville, Florida, prior to the end of the due diligence period upon which the purchase and sale agreement was conditioned. The Company acquired the property on April 24, 2013.

A description of the acquisition and the property is included in Item 2.01, and is incorporated by reference herein.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On April 24, 2013, the Company, through a wholly owned subsidiary of its operating partnership, closed its acquisition of a fee simple interest in a Winn-Dixie distribution facility located in Jacksonville, Florida. The seller of the property was Winn-Dixie Properties, LLC. The seller has no material relationship with the Company and the acquisition was not an affiliated transaction.

The property contains 1.2 million rentable square feet and is 100% leased to BI-LO, LLC. The lease has an original lease term of 20.0 years with 20.0 years remaining at acquisition and expires in April 2033.  The lease contains four renewal options of five years each. The lease contains fixed annual rental increases of 10.0% in the 6th, 11th and 16th years of the lease term. The lease is net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight line rental income for the initial lease term is $8.1 million, or $6.67 per rentable square foot.

The purchase price of the property was $99.8 million, exclusive of closing costs. The Company funded 100% of the acquisition of the property with cash from the sale of its common stock. The Company may seek to obtain financing on the property post-closing. However, there is no guarantee that it will be able to obtain financing on terms it believes are favorable, if at all.

Item 8.01. Other Events

The Company currently has a portfolio and pipeline consisting of approximately $916.7 million in net lease properties including $422.3 million of purchased properties, inclusive of closing costs, and $494.4 million of acquisitions under agreement, including, $361.3 million of acquisitions under executed purchase and sale agreements and $133.1 million of acquisitions under executed letters of intent. In addition, the seasoned institutional acquisition team of AR Capital, LLC, the Company's sponsor, has assembled a pipeline of proposed acquisitions of approximately $1.8 billion that has been allocated to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST IV, INC.

Date: April 30, 2013	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors